Exhibit 99.1
Contact: Laurie Spiegelberg
(208) 386-5255

Washington Group International Reports Results for 2007 Second Quarter

Financial Highlights
•	New work bookings in the 2007 second quarter totaled $1.4 billion, representing the fourth consecutive quarter of bookings at or above $1.2 billion.
•	Backlog reached a record $6.2 billion at quarter end, 84 percent of which is cost reimbursable.
•
Net income was $17.3 million, or $0.56 per diluted share, before $6.7 million of merger-related expenses and after a $15.5 million after-tax charge related to a fixed-price highway-construction project.

•	Revenue rose 7 percent to $951.9 million.

BOISE, Idaho (August 6, 2007) - Washington Group International (NYSE: WNG) today announced financial results for its second quarter ended June 29, 2007.

“Robust markets and the strong performance of our people drove another strong quarter for Washington Group International,” said Stephen G. Hanks, president and chief executive officer. “We achieved our fourth consecutive quarter of new work bookings at or above $1.2 billion, and excellent performance across our business units has us on track to meet our earnings guidance for the year despite a charge related to a fixed-price highway project.”

New work bookings totaled $1.4 billion in the quarter. Key awards included contract-mining services for a copper mine in Arizona; design and engineering services for a major Canadian oil sands power project; and project development, preliminary engineering, and early construction work for the Houston Metro Transit Program.

“Our backlog at the end of the quarter was a record $6.2 billion, 84 percent of which is cost reimbursable. Including government contracts beyond two years and mining contracts beyond five years, we have $12.2 billion in work to complete,” Hanks said.

Revenue was $951.9 million in the quarter, an increase of $61.8 million over the $890.1 million in the 2006 second quarter.

Net income of $10.7 million, or $0.35 per diluted share, for the 2007 second quarter was down $18.0 million compared to $28.7 million, or $0.94 per diluted share, in the 2006 second quarter. The decrease was attributable to a pre-tax charge of $25.5 million ($15.5 million after tax) related to a fixed-price highway-construction project in Southern California, as previously announced, and $6.7 million in non-deductible expenses related to the proposed merger with URS Corporation.

Cash, including restricted cash, at the end of the second quarter was $200.3 million, down $51.0 million from the end of the 2007 first quarter. The decrease in cash reflects increased working capital for new projects, funding the fixed-price highway project, and mining equipment purchases as the company’s mining business expands.

Business Unit Performance

Energy & Environment: In the 2007 second quarter, Energy & Environment generated revenue of $174.9 million, a decrease of $59.3 million from the $234.2 million generated during the 2006 second quarter. The 2006 quarter benefited from performance-based incentive fees on a U.S. Department of Energy (DOE) management-services contract; during the 2006 second quarter, Washington Group achieved certain milestones resulting in the recognition of a portion of the maximum fee pool. The decrease was partially offset by expanded scope at an environmental cleanup project in Idaho.

Operating income in the 2007 second quarter was $17.2 million, down $30.1 million from the $47.3 million in the 2006 second quarter. In the 2006 second quarter, Energy & Environment recognized $38.5 million of additional earnings related to performance-based incentive fees on the DOE contract referenced above. In the 2007 quarter, proposal expenses related to opportunities in the United Kingdom and DOE programs continued at a high level. The decrease for the quarter was partially offset by an increase in earnings due to a contract closure settlement on an environmental cleanup project.

New work bookings in the 2007 second quarter were $203.1 million, up $65.6 million over the $137.5 million booked in the 2006 second quarter. Bookings were primarily extensions at various DOE sites. Backlog at the end of the second quarter was $800.2 million, up $25.8 million from the end of the 2007 first quarter.

Defense: In the 2007 second quarter, Defense generated revenue of $147.6 million, an increase of $7.1 million over the $140.5 million in the 2006 second quarter, mainly attributable to a higher volume of operations and maintenance activities at chemical-demilitarization projects in the United States.

Operating income in the 2007 second quarter was $16.7 million, up $5.8 million over the $10.9 million in the 2006 second quarter. The increase was due primarily to higher award fees and incentives at chemical-demilitarization projects.

New work bookings in the quarter were $128.2 million, an increase of $8.9 million over the $119.3 million in the 2006 second quarter. Bookings consisted mostly of scope additions at chemical-demilitarization facilities. Backlog was $964.7 million, down $22.2 million from the end of the 2007 first quarter.

Power: In the 2007 second quarter, Power generated revenue of $276.3 million, up $71.1 million over the $205.2 million in the 2006 second quarter. The increase is primarily due to continuing projects including a uranium-enrichment facility in New Mexico, new-generation projects in Arizona and Puerto Rico, and a natural-gas combined-cycle project in Wisconsin. Higher revenue was also driven by new clean-air projects. The higher revenue from new and continuing projects more than offset a $26.5 million decrease in revenue from work in Iraq, where reconstruction efforts are winding down.

Operating income in the 2007 second quarter was $17.8 million, an increase of $6.6 million over the $11.2 million in the 2006 quarter. While Iraq earnings declined $7.3 million in the 2007 quarter, earnings from new and continuing projects increased $13.9 million. Iraq earnings were $0.9 million in the 2007 second quarter, compared to $8.2 million in the 2006 second quarter.

New work bookings during the 2007 second quarter were $214.0 million, an increase of $102.7 million over the $111.3 million booked in the second quarter of 2006. New work highlights include a new gas-fired power plant serving the Canadian oil sands region, clean-air programs, and increased scope at the uranium-enrichment project in New Mexico. Backlog was $1.4 billion, down $62.4 million from the end of the 2007 first quarter.

Mining: During the second quarter, Mining generated revenue of $58.3 million, an increase of $23.6 million from the $34.7 million in the 2006 second quarter. The increase is primarily attributable to new work at a bauxite mine in Jamaica and an increase in continuing work at a silver mine in Bolivia.

Operating income in the 2007 second quarter was $7.8 million, an increase of $10.2 million compared to the operating loss of $2.4 million reported in the 2006 second quarter. The increase was due to improved performance on contract-mining projects including the impact of amending contracts to cover cost escalation experienced in 2006.

New work bookings in the 2007 second quarter were $339.6 million, up $149.8 million from the $189.8 million booked in the 2006 second quarter. The increase was due primarily to a mining-services contract for a copper mine in Arizona. Backlog was $907.5 million at the end of the second quarter, up $193.2 million from the end of the 2007 first quarter.

Infrastructure: During the second quarter, Infrastructure generated revenue of $124.3 million, a decline of $27.6 million from the $151.9 million in the 2006 second quarter. The lower revenue primarily related to the fixed-price highway project in Southern California and work in Iraq. Infrastructure’s Iraq revenue totaled $8.3 million in the 2007 second quarter compared to $19.1 million in the 2006 second quarter.

The business unit generated an operating loss of $17.2 million during the 2007 second quarter, compared to $2.1 million in operating income during the 2006 second quarter. The operating loss was the result of a $25.5 million pre-tax charge on a fixed-price highway project relating to the client’s decision to assert and withhold liquidated damages from payments due to the joint venture, as previously reported. Washington Group will pursue recovery from the client of the charge and other claims on the highway project; it is impossible to predict the timing and amount of claim recoveries, but the company expects the amounts ultimately recovered will be significant. The estimated cost to complete this project has not increased, and the highway is projected to be available for use this fall.

Iraq earnings were $0.9 million in the second quarter, compared to $4.2 million in the 2006 second quarter, as reconstruction efforts wind down.

New work bookings were $166.7 million, up $100.6 million from the $66.1 million in the 2006 second quarter. Backlog was $765.2 million at the end of the second quarter, up $4.7 million from the end of the 2007 first quarter.

Industrial/Process: During the 2007 second quarter, Industrial/Process generated revenue of $170.7 million, an increase of $45.9 million over the $124.8 million in the 2006 second quarter. The increase in revenue was primarily due to a cement plant contract in Missouri as well as growth in the industrial-maintenance and facility-management business.

Operating income in the quarter was $6.0 million, an increase of $4.2 million over the $1.8 million in the 2006 second quarter. The increase is primarily related to progress on the cement plant in Missouri and an incentive award for work at a chemical plant in Louisiana.

New work bookings were $308.4 million, up $96.8 million from the $211.6 million booked in the 2006 second quarter. New work was primarily project growth at the cement plant in Missouri and international facility-management contracts as well as additional oil and gas projects. Backlog was $1.3 billion at the end of the second quarter, up $137.5 million from the end of the 2007 first quarter.

Proposed Merger Transaction

As previously announced, Washington Group entered into an Agreement and Plan of Merger with URS Corporation that was unanimously approved by Washington Group’s Board of Directors on May 27, 2007. Under the terms and subject to the conditions set forth in the definitive merger agreement, Washington Group will become a wholly owned subsidiary of URS and each outstanding share of Washington Group common stock will be converted into the right to receive $43.80 in cash and 0.772 shares of URS common stock per share. The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 applicable to the proposed merger has expired. Following the mailing of definitive proxy materials to stockholders expected to occur later this year, Washington Group will hold a stockholders meeting for approval of the merger agreement. Washington Group’s Board of Directors recommends that Washington Group stockholders vote in favor of the merger agreement. Washington Group targets the transaction to close in the fourth quarter of 2007.

“The combination of Washington Group and URS represents a unique opportunity to create a single-source provider that can offer a full life cycle of planning, engineering, construction, and operations and maintenance services,” said Hanks. “As a combined company, in which our stockholders would continue to have a significant equity interest, we would have expanded capabilities and be even better positioned to penetrate important high-growth sectors.

“Our Board of Directors believes that our merger transaction with URS is capable of creating more stockholder value than Washington Group could as a standalone company while creating a stronger and more competitive combined company.”

Outlook

Because of strong performance across its business units, particularly the Power Business Unit, the company is maintaining its 2007 earnings guidance of $80 million to $90 million, or $2.60 to $2.92 per diluted share, before merger-related expenses, despite the $15.5 million after-tax charge in the second quarter.

Detailed in the table below is the company’s guidance for backlog, new work, revenue, and net income excluding merger-related expenses.

Financial Guidance
	2007 Guidance	2006 Actual
Backlog (at year-end)	$6.5 - $6.9 B	$5.6 B
New Work	$4.8 - 5.2 B	$4.2 B
Revenue	$3.7 - $4.1 B	$3.4 B
Net Income	$80 - $90 M	$80.8 M
Diluted EPS	$2.60 - 2.92	$2.64

Investor Conference Call

Washington Group International will host an investor conference call to discuss the second quarter results tomorrow, Aug. 7, at 1 p.m. Eastern Time. In light of the pending merger transaction, there will be no question and answer session on this conference call. The company will provide a webcast of its call live over the Internet at www.wgint.com. Participants should allow approximately five minutes prior to the call’s start time to visit the site and download streaming media software. An online archive of the webcast will be made available a few hours following the end of the live call.

About the Company

Washington Group International (NYSE: WNG) provides the talent, innovation, and proven performance to deliver integrated engineering, construction, and management solutions for businesses and governments worldwide. Headquartered in Boise, Idaho, with more than $3 billion in annual revenue, the company has approximately 25,000 people at work around the world providing solutions in power, environmental management, defense, oil and gas processing, mining, industrial facilities, transportation, and water resources. For more information, visit www.wgint.com.
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Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are identified by the use of forward-looking terminology such as may, will, could, should, expect, anticipate, intend, plan, estimate, or continue or the negative thereof or other variations thereof. Each forward-looking statement, including, without limitation, any financial guidance, speaks only as of the date on which it is made, and Washington Group undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. The forward-looking statements are necessarily based on assumptions and estimates of management and are inherently subject to various risks and uncertainties. Actual results may vary materially as a result of changes or developments in social, economic, business, market, legal, and regulatory circumstances or conditions, both domestically and globally, as well as due to actions by customers, clients, suppliers, business partners, or government bodies. Performance is subject to numerous factors, including demand for new power generation and for modification of existing power facilities, public sector funding, demand for extractive resources, capital spending plans of customers, and spending levels and priorities of the U.S., state and other governments. Results may also vary as a result of difficulties or delays experienced in the execution of contracts or implementation of strategic initiatives, including the satisfaction of terms and conditions for the proposed merger transaction with URS Corporation and in the closing and success of such proposed merger transaction. For additional risks and uncertainties impacting the forward-looking statements contained in this news release, please see "Note Regarding Forward-Looking Information" and "Item 1A. Risk Factors" in Washington Group's annual report on Form 10-K for fiscal year 2006.

Additional Information and Where to Find It
In connection with the proposed transaction, URS and Washington Group filed with the Securities and Exchange Commission (the “SEC”) a preliminary joint proxy statement on July 17, 2007, as amended on July 19, 2007, and will be filing other documents with the SEC, including the filing by URS of a registration statement on Form S-4, and the filing by URS and Washington Group of a related definitive joint proxy statement/prospectus. Investors and security holders are urged to read the preliminary joint proxy statement and, when they become available, the registration statement on Form S-4 and the related definitive joint proxy statement/prospectus because the preliminary joint proxy statement contains, and the registration statement on Form S-4 and the related definitive joint proxy statement/prospectus will contain, important information about the proposed transaction. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s Web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by URS by contacting URS Investor Relations at 877-877-8970. Investors and security holders may obtain free copies of the documents filed with the SEC by Washington Group by contacting Washington Group Investor Relations at 866-964-4636.  In addition, you may also find information about the merger transaction at www.urs-wng.com. URS, Washington Group and their directors and executive officers may be deemed participants in the solicitation of proxies from the stockholders of URS and Washington Group in connection with the proposed transaction. Information regarding the special interests of these directors and executive officers in the proposed transaction will be included in the joint proxy statement/prospectus of URS and Washington Group described above. Additional information regarding the directors and executive officers of URS is also included in URS’ proxy statement for its 2007 Annual Meeting of Stockholders, which was filed with the SEC on April 18, 2007. Additional information regarding the directors and executive officers of Washington Group is also included in Washington Group’s proxy statement for its 2007 Annual Meeting of Stockholders, which was filed with the SEC on April 17, 2007, as amended. These documents are available free of charge at the SEC’s Web site at www.sec.gov and from Investor Relations at URS and Washington Group as described above.

SOURCE: Washington Group International

CONTACT: Laurie Spiegelberg, Vice President-Corporate Communications of Washington Group International, +1-208-386-5532

WASHINGTON GROUP INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended		Six Months Ended
(In thousands, except per share data)	June 29, 2007	June 30, 2006	June 29, 2007	June 30, 2006
Revenue	$951,877	$890,057	$1,789,253	$1,718,399
Cost of revenue	(906,551)	(824,704)	(1,711,220)	(1,618,003)
Gross profit	45,326	65,353	78,033	100,396
Equity in income of unconsolidated affiliates	3,506	3,625	12,934	16,816
General and administrative expenses	(18,303)	(20,246)	(37,698)	(35,007)
Operating income	30,529	48,732	53,269	82,205
Interest income	1,800	2,465	4,767	5,138
Interest expense	(1,447)	(1,752)	(2,981)	(3,684)
URS merger related costs	(6,650)	─	(6,650)	─
Other income (expense), net	(47)	485	(410)	103
Income before income taxes and minority interests	24,185	49,930	47,995	83,762
Income tax expense	(12,400)	(20,196)	(21,462)	(33,696)
Minority interests in income of consolidated entities, net of tax	(1,103)	(1,034)	(2,802)	(2,406)

Net income	$10,682	$28,700	$23,731	$47,660

Net income per share:
Basic	$0.37	$1.00	$0.83	$1.67
Diluted	0.35	0.94	0.77	1.55

Shares used to compute net income per share:
Basic	28,859	28,773	28,742	28,575
Diluted	30,930	30,563	30,740	30,667

WASHINGTON GROUP INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(In thousands)	June 29, 2007	December 29, 2006
ASSETS
Current assets
Cash and cash equivalents	$136,490	$232,096
Restricted cash	63,792	65,475
Accounts receivable, including retentions of $16,168 and $16,443, respectively	287,436	358,957
Unbilled receivables	345,244	268,829
Investments in and advances to construction joint ventures	59,876	44,333
Deferred income taxes	93,189	106,681
Other	46,941	48,789
Total current assets	1,032,968	1,125,160

Investments and other assets
Investments in unconsolidated affiliates	117,875	113,953
Goodwill	97,076	97,076
Deferred income taxes	237,328	227,901
Other assets	36,302	38,005
Total investments and other assets	488,581	476,935

Property and equipment
Construction and mining equipment	234,373	162,776
Other equipment and fixtures	57,810	50,642
Buildings and improvements	10,892	12,781
Land and improvements	584	584
Total property and equipment	303,659	226,783
Less accumulated depreciation	(100,030)	(96,554)
Property and equipment, net	203,629	130,229

Total assets	$1,725,178	$1,732,324

WASHINGTON GROUP INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (continued)
(UNAUDITED)

(In thousands, except per share data)	June 29, 2007	December 29, 2006
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and subcontracts payable, including retentions of $26,453 and $26,423, respectively	$299,778	$335,045
Billings in excess of cost and estimated earnings on uncompleted contracts	132,520	152,109
Accrued salaries, wages and benefits, including compensated absences of $61,642 and $53,695, respectively	183,922	192,307
Other accrued liabilities	38,068	38,563
Total current liabilities	654,288	718,024

Non-current liabilities
Self-insurance reserves	74,249	68,392
Pension and post-retirement benefit obligations	86,259	87,449
Other non-current liabilities	51,825	50,263
Total non-current liabilities	212,333	206,104

Minority interests	11,629	9,947

Stockholders’ equity
Preferred stock, par value $.01 per share, 10,000 shares authorized	─	─
Common stock, par value $.01 per share, 100,000 shares authorized; 30,442 and 30,001 shares issued, respectively	304	300
Capital in excess of par value	685,024	661,278
Retained earnings	207,223	183,492
Treasury stock, 1,163 and 1,159 shares, respectively, at cost	(67,474)	(67,251)
Accumulated other comprehensive income	21,851	20,430
Total stockholders’ equity	846,928	798,249

Total liabilities and stockholders’ equity	$1,725,178	$1,732,324

WASHINGTON GROUP INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

(In thousands)	Six Months Ended
	June 29, 2007	June 30, 2006
Operating activities
Net income	$23,731	$47,660
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Cash paid for reorganization items	(1,253)	(995)
Depreciation of property and equipment	18,862	14,205
Amortization of intangible assets	2,185	8,830
Amortization of deferred financing fees	457	1,103
Non-cash income tax expense	19,197	30,168
Minority interests in income of consolidated subsidiaries, net of tax	2,803	2,406
Equity in income of unconsolidated affiliates, less dividends received	(530)	(8,729)
Gain on sale of assets, net	(5,350)	(800)
Stock-based compensation expense	8,225	5,966
Excess tax benefit from exercise of stock options	(2,965)	(4,140)
Changes in operating assets, liabilities and other	(84,678)	(70,690)
Net cash provided (used) by operating activities	(19,316)	24,984

Investing activities
Property and equipment additions	(101,992)	(25,373)
Property and equipment disposals	14,270	2,541
Change in restricted cash	1,683	4,242
Business acquisition, net of cash acquired of $563	─	(6,103)
Contributions and advances to unconsolidated affiliates	(245)	(648)
Net cash used by investing activities	(86,284)	(25,341)

Financing activities
Proceeds from exercise of stock options and warrants	9,944	83,047
Excess tax benefit from exercise of stock options	2,965	4,140
Purchase of warrants and treasury stock	─	(76,480)
Distributions to minority interests, net	(2,915)	(2,543)
Payoff of loan assumed in business acquisition	─	(1,668)
Net cash provided by financing activities	9,994	6,496

Increase (decrease) in cash and cash equivalents	(95,606)	6,139
Cash and cash equivalents at beginning of period	232,096	237,706

Cash and cash equivalents at end of period	$136,490	$243,845

WASHINGTON GROUP INTERNATIONAL, INC.
SEGMENT INFORMATION
(UNAUDITED)

	Three Months Ended		Six Months Ended
(In millions)	June 29, 2007	June 30, 2006	June 29, 2007	June 30, 2006
Revenue
Power	$276.3	$205.2	$491.0	$409.9
Infrastructure	124.3	151.9	258.0	294.2
Mining	58.3	34.7	114.7	66.4
Industrial/Process	170.7	124.8	312.3	250.2
Defense	147.6	140.5	289.1	293.1
Energy & Environment	174.9	234.2	323.6	405.2
Intersegment and other	(0.2)	(1.2)	0.6	(0.6)
Total revenue	$951.9	$890.1	$1,789.3	$1,718.4

Operating income (loss)
Power	$17.8	$11.2	$29.5	$22.3
Infrastructure	(17.2)	2.1	(12.5)	(0.3)
Mining	7.8	(2.4)	15.8	5.4
Industrial/Process	6.0	1.8	6.6	6.6
Defense	16.7	10.9	26.0	24.5
Energy & Environment	17.2	47.3	25.3	61.4
Intersegment and other unallocated operating costs	0.5	(1.9)	0.3	(2.7)
Total segment operating income	48.8	69.0	91.0	117.2
General and administrative expenses, corporate	(18.3)	(20.3)	(37.7)	(35.0)
Total operating income	$30.5	$48.7	$53.3	$82.2

	Three Months Ended		Six Months Ended
NEW WORK (In millions)	June 29, 2007	June 30, 2006	June 29, 2007	June 30, 2006
Power	$214.0	$111.3	$633.9	$272.3
Infrastructure	166.7	66.1	276.8	161.4
Mining	339.6	189.8	420.1	263.3
Industrial/Process	308.4	211.6	413.4	413.0
Defense	128.2	119.3	303.2	228.0
Energy & Environment	203.1	137.5	499.3	295.6
Other	(0.1)	(1.0)	0.7	(0.7)
Total new work	$1,359.9	$834.6	$2,547.4	$1,632.9

BACKLOG (In millions)	June 29, 2007	March 30, 2007	December 29, 2006
Power	$1,404.9	$1,467.3	$1,262.0
Infrastructure	765.2	760.5	799.6
Mining	907.5	714.3	733.3
Industrial/Process	1,328.1	1,190.6	1,227.6
Defense	964.7	986.9	953.6
Energy & Environment	800.2	774.4	628.7
Total backlog	$6,170.6	$5,894.0	$5,604.8

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (“EBITDA”)
(Unaudited)

We view EBITDA as a performance measure of operating liquidity, and as such we believe that the GAAP financial measure most directly comparable to it is net cash provided by operating activities (see reconciliation of EBITDA to net cash used by operating activities below). EBITDA is not an alternative to and should not be considered instead of, or as a substitute for, earnings from operations, net income or loss, cash flows from operating activities or other statements of operations or cash flow data prepared in conformity with GAAP, or as a GAAP measure of profitability or liquidity. In addition, our calculation of EBITDA may or may not be comparable to similarly titled measures of other companies.

EBITDA is used by our management as a supplemental financial measure to evaluate the performance of our business that, when viewed with our GAAP results and the accompanying reconciliations, we believe provides a more complete understanding of factors and trends affecting our business than the GAAP results alone. We also regularly communicate our EBITDA to the public through our earnings releases because it is a financial measure commonly used by analysts that cover our industry to evaluate our performance as compared to the performance of other companies that have different financing and capital structures or effective tax rates. In addition, EBITDA is a financial measure used in the financial covenants of our Credit Facility and therefore is a financial measure to evaluate our compliance with our financial covenants. Management compensates for the above-described limitations of using a non-GAAP financial measure by using this non-GAAP financial measure only to supplement our GAAP results to provide a more complete understanding of the factors and trends affecting our business.

Components of EBITDA are presented below:
	Three Months Ended		Six Months Ended
(In millions)	June 29, 2007	June 30, 2006	June 29, 2007	June 30, 2006
Net income	$10.7	$28.7	$23.7	$47.7
Interest expense	1.4	1.8	3.0	3.7
Income tax expense	12.4	20.2	21.5	33.7
Depreciation and amortization	10.7	13.8	21.0	23.0
EBITDA	$35.2	$64.5	$69.2	$108.1

RECONCILIATION OF EBITDA TO NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES

We believe that net cash provided (used) by operating activities is the financial measure calculated and presented in accordance with GAAP that is most directly comparable to EBITDA. The following table reconciles EBITDA to net cash provided (used) by operating activities for each of the periods for which EBITDA is presented.

	Three Months Ended		Six Months Ended
(In millions)	June 29, 2007	June 30, 2006	June 29, 2007	June 30, 2006
EBITDA	$35.2	$64.5	$69.2	$108.1
Interest expense	(1.4)	(1.8)	(3.0)	(3.7)
Income tax expense	(12.4)	(20.2)	(21.5)	(33.7)
Cash paid for reorganization items	(0.1)	(0.5)	(1.2)	(1.0)
Amortization of deferred financing fees	0.3	0.5	0.5	1.1
Non-cash income tax expense	11.2	17.5	19.2	30.1
Minority interests in income of consolidated subsidiaries, net of tax	1.1	1.0	2.8	2.4
Equity in income of unconsolidated affiliates, less dividends received	1.0	1.8	(0.5)	(8.7)
Gain on sale of assets, net	(2.8)	(0.6)	(5.3)	(0.8)
Stock-based compensation expense	4.2	3.9	8.2	6.0
Excess tax benefit from exercise of stock options	(1.4)	(0.8)	(3.0)	(4.1)
Changes in operating assets, liabilities and other	(33.7)	(14.9)	(84.7)	(70.7)
Net cash provided (used) by operating activities	$1.2	$50.4	$(19.3)	$25.0
Net cash used by operating activities for the six months ended June 29, 2007	$(19.3)
Less: Net cash used by operating activities for the three months ended March 30, 2007	(20.5)
Net cash provided by operating activities for the three months ended June 29, 2007	$1.2
Net cash provided by operating activities for the six months ended June 30, 2006		$25.0
Less: Net cash used by operating activities for the three months ended March 31, 2006		(25.4)
Net cash provided by operating activities for the three months ended June 30, 2006		$50.4